MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

November 5, 2004

Dear Stockholder:

On November 3, 2004, the Board of Directors authorized management to repurchase up to $10,000,000 of Medallion Financial Corp. (the "Company") common stock, par value $0.01 per share (the "Common Stock"). Previously, on November 4, 2003, the Board of Directors authorized an initial repurchase of up to $10,000,000 of the Company's Common Stock.

This additional authorization increases the Company's stock repurchase program (the "Repurchase Program") to a total of $20,000,000 in Company Common Stock. Under the terms of the Repurchase Program, the Company may repurchase its Common Stock in the open market from time-to-time as detailed below.

Pursuant to the Repurchase Program and applicable securities laws and regulations, the additional $10,000,000 authorization under the Repurchase Program will commence no earlier than the thirtieth (30th) calendar day following the mailing date of this notice, and is expected to conclude on the one hundred eightieth (180th) calendar day following the commencement of the program. If the Company has not repurchased the additional $10 million of Common Stock at the end of that period, the Company may extend the term of the Repurchase Program for an additional repurchase period or periods, until the Company has repurchased up to that total amount authorized under the Repurchase Program.

The Company and its Board of Directors believe the Repurchase Program is a productive and valuable use of capital. Thank you for your continued and steadfast support of our Company.

Sincerely,

/s/ Alvin Murstein

Alvin Murstein

Chairman of the Board of Directors

and Chief Executive Officer